COFFEE PACIFICA'S PRIDE OF PNG 2005 CUPPING COMPETITION WINNERS TO EXHIBIT AT THE COFFEE SHOW

Las Vegas, Nevada, Coffee Pacifica, Inc. (OTCBB:"CFPC") announced today that it will participate in the Specialty Coffee Association of America ("SCAA") 18th annual Conference and Exhibition to be held in Charlotte, North Carolina, from April 7-10, 2006. Winners of the Pride of PNG 2005 international coffee cupping competition will be at booth 377 to show case their fine premium quality Papua New Guinea coffee. This 18th SCAA annual exhibition is expected to attract about 8,000 to 10,000 attendees from all aspects of the coffee industry.

Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica, stated that: "hosting the 2005 Pride of PNG coffee cupping competition is the greatest achievement of the small coffee farmers of PNG. In PNG, we are setting new standards of taste and coffee quality. We invite all attendees to visit us and try out our coffee to assess the distinctive flavor in the cup."

Coffee Pacifica, effective January 12, 2006, retained Internet - IR Services Inc. to provide investor relations services on a monthly basis for a fees of $3,000 per month.

Coffee Pacifica, Inc. is a distributor and a marketer in the United States, Canada and Europe of the green bean coffee grown in Papua New Guinea. Green bean coffee in Papua New Guinea is grown by Coffee Pacifica's shareholder-farmers in the Highland region's rich volcanic soils between the altitudes of 4,000 and 6,000 feet above sea level. Papua New Guinea coffee is well regarded by consumers for its uniqueness, consistency and special flavor characteristics. For more information about our coffee products, visit our website at www.coffeepacifica.com. Coffee Pacifica's wholly owned subsidiary, Uncommon Grounds Inc., established in 1984, is a coffee roasting and wholesale company based in Berkeley, California. Visit the website at www.uncommongrounds.net to purchase our PNG roasted coffee beans.

PNG Coffee Growers Federation Ltd. ("PNGCGF") is our strategic partner and a major shareholder. PNGCGF's shareholders are 144 individual independent coffee grower co-operatives in 11 of the 13 coffee growing provinces in Papua New Guinea. This represents approximately 100,000 individual coffee farmers involved in producing co-operative coffee. The high quality premium-grade coffee produced by the co-operatives are pooled and marketed by Coffee Pacifica.

Except for the historical matters contained herein, statements in this press release contain "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects. Actual results could differ materially, as the result of such factors as: (1) competition in the markets for the Company's green bean coffee; (2) the ability of the Company to execute its plans; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with our Annual Report on Form 10-KSB and our other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with green bean coffee business. These forward-looking statements are not guarantees of future performance.

Coffee Pacifica Inc, Corporate Relations, Lionel Gosselin, 877 318 9343